Exhibit 99.1

B&G Foods Announces Agreement to Acquire

Culver Specialty Brands, including Mrs. Dash, from Unilever

Parsippany, N.J., October 28, 2011—B&G Foods, Inc. (NYSE: BGS) announced today that it has entered into an agreement to acquire the Mrs. Dash, Molly McButter, Sugar Twin, Baker’s Joy, Static Guard and Kleen Guard brands from Unilever United States, Inc. for approximately $325 million in cash.

David L. Wenner, President and Chief Executive Officer of B&G Foods, stated: “We are very pleased to add these six brands to the B&G Foods portfolio.  Mrs. Dash seasonings have a unique position within the seasonings category and are very relevant to today’s health conscious consumer.  The other brands in the transaction are also consistent with B&G Foods’ acquisition strategy of acquiring smaller, high-margin brands.  We expect the acquisition to enhance the already high margin structure of B&G Foods and to be immediately accretive to our earnings per share and free cash flow.”

Mrs. Dash and the five other brands generated approximately $90 million of sales in the twelve months ended September 30, 2011.  B&G Foods projects that the brands will generate EBITDA of $35 to $38 million during fiscal 2012.

Mrs. Dash has been a favorite in American kitchens since its introduction in 1983.  The pioneer of salt-free seasonings, Mrs. Dash is one of the most recognized brands in the seasonings blends segment.  Mrs. Dash’s brand essence, “Salt-Free, Flavor-Full,” resonates with consumers and underscores the brand’s commitment to provide healthy products that exceed consumers’ expectations for taste.

Developed in 1982, Baker’s Joy is the original no-stick baking spray with flour.  Baker’s Joy’s product proposition has been to “guarantee a perfect release from the pan every time,” making baking easier, faster and more successful for everyday bakers.  Developed in 1968, Sugar Twin is a calorie free sugar substitute.  Molly McButter is the number two brand in the butter sprinkles segment, with fat free butter and cheese varieties.

Static Guard, the number one brand name in static elimination sprays, created the anti-static spray category when it was launched in 1978 to fulfill a previously unmet consumer need. The brand’s ability to consistently deliver on its promise to “instantly eliminate static cling” has resulted in a loyal consumer following.  Kleen Guard is positioned as a trusted, value-oriented furniture polish offering.

B&G Foods expects to fund the acquisition with additional debt and has received financing commitments for senior secured debt financing from Credit Suisse, Barclays Bank PLC and Royal Bank of Canada in an amount sufficient to fund the purchase price and refinance the Company’s existing senior secured credit facilities.  In addition Credit Suisse, Barclays Capital and RBC Capital Markets acted as financial advisors to B&G Foods.

B&G Foods expects the acquisition of the six brands and the related financing to close in 2011, subject to regulatory approval and the satisfaction of customary closing conditions.

Conference Call

B&G Foods will host a conference call to discuss the transaction at 9:00 a.m. ET on Tuesday, November 1, 2011.  The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (877) 795-3599 for U.S. callers or (719) 325-4827 for international callers.

A replay of the call will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the password is 1249548. The replay will be available from November 1, 2011, through November 15, 2011.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ website, www.bgfoods.com.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Don Pepino, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, Sa-són, Sclafani, Trappey’s, Underwood, Vermont Maid and Wright’s.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include without limitation statements related to the planned acquisition of Mrs. Dash and the five other brands and the timing and financing thereof; and the expected impact of the planned acquisition, including without limitation the expected impact on B&G Foods’ margins, earnings per share growth, EBITDA and free cash flow potential.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal 2010 filed on March 1, 2011.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	Matt Lindberg
866-211-8151	203-682-8214